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THIS FILING CONSISTS OF A TRANSCRIPT FROM A CONFERENCE CALL WITH INVESTORS ON JUNE 13, 2006 WITH RESPECT TO THE PROPOSED TRANSACTION.
Additional Information and Where to Find It
In connection with Maverick Tube’s solicitation of proxies with respect to the meeting of its stockholders to be called with respect to the proposed merger, Maverick Tube will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS OF MAVERICK TUBE ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Maverick Tube Corporation, 16401 Swingley Ridge Road, Suite 700, Chesterfield, Missouri 63107, Attention: Joyce M. Schuldt, Telephone: 636-733-1600, or from Maverick’s website, www.mavericktube.com.
Maverick Tube and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in Maverick Tube’s proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger and other relevant materials to be filed with the SEC when they become available.
Statements about the expected timing, completion and effects of the proposed merger and all other statements in this filing other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Tenaris and Maverick Tube may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure of Maverick Tube’s stockholders to approve the merger, the failure to obtain regulatory approvals or the failure to satisfy other closing conditions. Factors that may affect the business or financial results of Tenaris or Maverick are described in documents filed or furnished by Tenaris and Maverick with the SEC, including Tenaris’ most recent annual report on Form 20-F and any subsequently furnished reports on Form 6-K and Maverick’s annual report on Form 10-K for the fiscal year ended December 31, 2005, as amended.

Final Transcript

Conference Call Transcript
TS - Tenaris to Acquire Maverick Tube Corporation
Event Date/Time: Jun. 13. 2006 / 10:00AM CT

Final Transcript
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Tenaris to acquire Maverick Tube Corporation’s conference call. My name’s Enrique and I’ll be your audio coordinator for today. At this time all participants are in a listen-only mode. We’ll be conducting a question and answer session towards the end of the conference. [OPERATOR INSTRUCTIONS]. I would now like to hand this presentation over to your host for today’s call, Mr. Nigel Worsnop. Please proceed, sir.

Nigel Worsnop - Tenaris - IR
Okay, thank you and welcome, ladies and gentlemen. I’m sorry for the delay at the start of this. We understand that there’s been quite a big demand for this conference call, more than we are accustomed to, at least as far as Tenaris is concerned. And thank you very much for joining us today.
We have with us here Paola Rocca, our Chairman and CEO. And we’re very happy to have with him today Robert Bunch, the Chairman and CEO of Maverick, as well as Joyce Schuldt, Maverick’s CFO. We also have Guillermo Vogel from our Board of Directors, Carlos Condorelli, our CFO, and German Cura, our Commercial Director.
Before we start, our lawyers have asked us to remind everyone that the call will contain forward-looking statements and that actual results, performance or events may differ materially from those expressed or implied.
Well, I think I will pass the — over to Paolo Rocca for his opening remarks.

Paolo Rocca - Tenaris - Chairman and CEO
Well, thank you, Nigel. Welcome, ladies and gentlemen. Thank you for participating in our conference call.
This is a very important day for Tenaris and for all of us here. Finally, we have found a way to take a position in the world’s largest energy market that is commensurate with our global position.
Our OCTG market share in the combined U.S. and Canadian market will increase from 5 to 10 — to 20% after we complete this operation. We will achieve a solid positioning in the United States where up to date we have been largely restricted by anti-dumping duties. We will also strengthen our position both in Canada and in South America, where Maverick has an operation — an important operation in Colombia.
The North American market for oil country tubular goods products is the largest market in the world. In 2005 demand was more than 5m tons, accounting for around 40% of the global market last year. It is growing rapidly as the rate of production decline from the predominantly mature field accelerates. Many of the fields in the U.S. have peaked in the past and they are now in the mature stage of the development. Due to this predominance of the mature fields in the past three years, oil production in the U.S. has declined around 10% and gas production also has declined around 5%. But consumption of OCTG in oil wells has increased around 40%.
We are convinced that this trend for increased drilling activity and demand for OCTG products, both in the mature field as well as in the technologically complex offshore and deep wells, will continue.
Maverick is the right partner to complement Tenaris in North America, as we will be able to provide the full range of products and serve our customers for all their activities in this very important market from onshore shallow wells to very demanding offshore and deep wells. We will be able to achieve significant benefits from combining our purchasing power and that know-how, and global approach with Maverick.
The premium we are paying, 24% over the average closing price of Maverick shares over the last 90 days, recognizes the intrinsic value of Maverick’s assets and the expansion project that they have underway. We’re paying 6.7 times consensus 2006 EBITDA and it should be immediately accretive to our earnings. Our level of net indebtedness will remain below 1 times EBITDA. This is before considering the synergies that will result from combining the operation, as well as the strategic importance of Tenaris — for Tenaris of the strong commercial positioning that Maverick has built.
The combination with Maverick will create a company with annual revenues of around $9b, annual production above or in the range of 5m tons of steel pipes, a strong focus on the energy sector, and around 30% of its sales in the U.S. and in Canada. By putting together the complementary strength of Tenaris and Maverick, we will have more flexibility to expand worldwide.
I really think that this is a major step for Tenaris. Since long, we try to establish a position in the U.S. and at the same time advancing in covering the full range of products that the industry demands. Through this acquisition, once we have completed all — and we have all the regulatory authorization for completing the operation, we will be in a position to really play a leading role in North America, something we have not been able to do in the past.

Final Transcript
I would like to ask to Robert also to comment on this operation.

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Thank you, Paolo. We at Maverick are also very excited about the combination of the two companies.
Echoing what Paolo has said, I believe this is an extremely complementary transaction in a number of respects. Geographically the fit is extremely good. We can take the success that Maverick has had over the last few years, particularly in the North American markets, combine that with the strength of Tenaris to create a truly significant global company, one that will be a strong competitor in a very competitive global marketplace.
Secondly, from a product standpoint I think this is a very complementary transaction, given our respective product lines.
And finally, I believe that this is a transaction that provides a fair consideration for Maverick’s shareholders. So, all in all, I think this is a truly win/win combination.

Nigel Worsnop - Tenaris - IR
Okay. Well, I think with that we can turn over the call to questions, operator please.
QUESTION AND ANSWER

Operator
Thank you, sir. [OPERATOR INSTRUCTIONS]. Sir, your first question comes from the line of Frank McGann from Merrill Lynch.

Frank McGann - Merrill Lynch - Analyst
Hi, good morning or good afternoon. Just three questions, one is just in terms of anti-dumping. To what extent does this do away with the anti-dumping restrictions? Does it do away with them completely or are we still needing more information on that?
Secondly, in terms of the synergies, have you been able to estimate the synergies that you expect you might be able to get from the acquisition and where do you think those will primarily come from?
And then thirdly, assuming you can sell into the U.S. with limited restrictions, your — my understanding is your plants globally are pretty much close to capacity. Where do you think you would be able to source seamless products into the U.S. from?

Paolo Rocca - Tenaris - Chairman and CEO
Well, first — on the first question concerning the anti-dumping, the — completing this operation will not immediately change our position as far as the anti-dumping is concerned. But surely it will help the positioning of Tenaris from Mexico, Argentina, Italy, Japan and Romania to access the market. Still, we think that in the future it will be easier for us to explain our position and to discuss the case of Tenaris from different countries in the sense that review of anti-dumping suit.
On — I don’t know if, German, you want to add on the question of anti-dumping?

German Cura - Tenaris - Commercial Director

Final Transcript
No, I would — building on what Paolo said, and maybe tackling the third component, I guess we’re going to continue to bring seamless pipes from Canada and Romania which, as we have indicated, are not part of the existing anti-dumping order.

Paolo Rocca - Tenaris - Chairman and CEO
The second issue on synergies, we really think there is — the combined entity between Tenaris and Maverick in North America, U.S. and Canada, is a very strong company with synergies in the industrial sector, synergies in the commercial area in which we may reduce also cost for the administration of the entire system.
I think we can bring in at Maverick our industrial approach. We can bring in knowledge and information technology. We can strengthen the approach of the welded and seamless combined product into the market. I think we may have important cost synergies, because in the end we may manage our North American operation in a streamlined way. But from the point of view of industrial, I also consider that crossing and combining know-how of Maverick and Tenaris could be extremely important for us.
One other important point is the purchasing power for steel. We will be buying around — more than 2m tons of flat product, mainly hot rolled coils and cold rolled coils, in Brazil, in U.S., in Canada, in Colombia. We consider that the set of supply that Tenaris plus Maverick has, including with [Minas, Terlion, Nucar, ITCO] and the other suppliers that are in this moment providing raw material steel for the welded operation, this group of suppliers are — is a very strong partner for our — the development of our welded business. And putting together Maverick and Tenaris, we should be able to improve our purchasing power in this respect.
So, we see synergies coming from the purchasing power, primarily for the steel but not limited to the steel, because we will use the strength of our [existing] structure for procurement of the entire system, industrial synergies and the advantage of a global approach to global clients. From — after the completion of the operation, we will be able to supply clients like Chevron on — in their need internally in the U.S., worldwide in the simple application, the less demanding application and in the more extremely demanding application. We feel that this has a very important value for the Company.
On the side of the cost management, streamlined management is — could be very — also could give us important savings. Still, we are not giving a precise estimate of what we consider the synergy of the combination of the two.
I don’t know if, Robert, you want to add, from your point of view and your knowledge of the business, some comment on this?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
No, I agree with everything that you’ve said. The combination of the businesses will be extremely strong, both in terms of purchasing power and creating an opportunity to provide a broader product array to worldwide E&P companies. So, I think it’s significant.

Paolo Rocca - Tenaris - Chairman and CEO
Okay. Third question, German, maybe you can make a comment on this?

German Cura - Tenaris - Commercial Director
Yes. I said back to what we intend to source the seamless needs of the U.S. market, I would probably go back to my initial comments. Both plants, Romania and Canada, are the ones that we’re now using to service a wide variety of applications at similar sites. And in particular Canada, where we still have — given the expansion program which we have announced during the CapEx details, we anticipate that that production facility is going to be able to supply some additional quantities.

Paolo Rocca - Tenaris - Chairman and CEO
And, of course, if we combine the supply from CF&I, from Oregon Steel, the supply from Canada, remember we have an expansion plan for raising the diameter for production Canada up to 958. Supply from Romania, we should be able to concentrate to complete our range of products from welded into seamless, covering all of the need.

Final Transcript
There could also be some application in which the new heat treatment and the new facility that Maverick is putting on stream could help us concentrating our seamless product in the very demanding application. As a whole, our position will be extremely strong, much more than today, as you can understand. The market share will increase from 5 to 20%. But the market share will be distributed in all of the segments of this business. Oregon Steel plus Canada, plus Romania, considering the investment plan that we have underway in all of Tenaris and considering the investment plan in Maverick, will give us the capacity we need.
Now, it won’t be too difficult to add additional capacity in welded in our estimation. There is a de-bottlenecking at the site. We are considering it and after — to the best of our knowledge we can design an investment plan that could give us easily additional capacity in that Maverick operation, [treatment], [landshot], [condro] and if needed into [local investment]. Okay?

Frank McGann - Merrill Lynch - Analyst
Okay, great. Thank you.

Operator
Sir, your next question comes from the line of Ole Slorer from Morgan Stanley.

Ole Slorer - Morgan Stanley - Analyst
Well, first of all, congratulations to all of you with what sounds like a very exciting deal. Paolo, in the — at the Analysts’ Meeting in New York you actually mentioned that you saw the opportunity to displace some seamless products with welded products as the seamless market was projected to become very tight going forward. And I’m particularly interested in your position in Mexico, where you deliver a lot of supplies to [PMX], I would imagine some of which are not necessarily for very high-end applications. And whether you have an opportunity to actually take the Maverick product from Texas into Mexico and displace some of your own low-end production, for example, and then have the ability to maybe high grade your own seamless manufacturing to a higher degree than otherwise would be practical?

Paolo Rocca - Tenaris - Chairman and CEO
Well, I would say that after the — combining our operation, we will have a very substantial degree of freedom in allocating our capacity worldwide and taking decisions like the one we are suggesting or not. In my knowledge, Mexico is a seamless market for different reason. The standard the premise is applying, the type of development the premise is undertaking, are mainly seamless.
But anyway, the point you are making is correct. We will be able to look at the world, and especially to look at the Americas, with a more global approach and we will be able to follow in that [comparable] market.
We perceive that Tenaris had to grow in two directions. In the direction of the very demanding high complex application, in which we really think that we have a lead, heat treated product combined with premium joint, designed for different application, deepwater high corrosion well. But at the same time, we have to recognize that there is an energy problem for the world. And the increased demand of oil is also — goes together with increased depletion from mature field. Mature field require wells — more wells for getting out the same quantity or lower quantities of oil. So, there is an increased demand in the segment for, let’s say, more simple application.
After this combination, we consider that we will be extremely well positioned to expand capacity where the market demands, to consolidate the industry at a worldwide level and to a company trend like the one that we have mentioned.

Ole Slorer - Morgan Stanley - Analyst
But what makes Tenaris different to a lot of the other companies is that you have a global manufacturing base that you use pretty aggressively. So, are you able to take some order to Maverick product and use them outside the U.S. home market?

Final Transcript

Paolo Rocca - Tenaris - Chairman and CEO
Some of the — I didn’t understand the last point.

Ole Slorer - Morgan Stanley - Analyst
A lot of the Maverick manufacturing of welded pipe in the U.S. market are sold within the U.S. Are you able to somehow use this — export these products and use them on more of a global basis? Or will it predominantly be you combining your seamless offering with a Maverick welded offering and thereby penetrating more of the U.S. market?

Paolo Rocca - Tenaris - Chairman and CEO
We are actually — after the combination of the two companies, our production capacity in the U.S. will still be below our needs and our markets in the U.S. So, we will be importing from different sources. And we will need capacity from Canada, from Colombia and Romania.
So, I don’t expect in general to have wide — important export from Maverick, apart from areas like the coil tubing in which Maverick is a very interesting development. We consider it as something that is very relevant, is a segment that is a very high-end segment, in which Maverick is currently expanding its capacity. And we will, for sure, take advantage of this expanded capacity for exporting this specialty product.

Ole Slorer - Morgan Stanley - Analyst
Will the Oregon Steel marketing agreement stay intact?

Paolo Rocca - Tenaris - Chairman and CEO
German?

German Cura - Tenaris - Commercial Director
Yes, only we actually view it as a plus, given the product range and given that the contract is in place. So, it will stay.

Ole Slorer - Morgan Stanley - Analyst
Excellent. And another on Sub Sea, maybe. I was a little bit surprised to see that the — some of the restrictions were lifted on Mexico in particular when it came to selling flow lines into the shallow parts of the Gulf of Mexico. Could this, do you think, be a precursor to maybe lifting some of the restrictions on OCTG for Mexico as well, when that comes up for review at a later stage? And if that was the case, what kind of opportunities could that offer you?

Paolo Rocca - Tenaris - Chairman and CEO
Well, I think, Ole, it’s difficult given the history of the trade cases to anticipate an outcome. Of course, Mexico was favorably approached and in the case of line pipe we sold in a favorable way. As you know, I may be complementing what we said before. The Sunset Review processes for OCTG will be starting within the next few weeks. And, as in the past, Tenaris will be participating and we will see what ultimately the end result might be.

Ole Slorer - Morgan Stanley - Analyst
But were you surprised when it was lifted for the flow line in the shallow water?

Final Transcript

Paolo Rocca - Tenaris - Chairman and CEO
I think we were not surprised. The point is the industry is demanding pipe. The Sub Sea development in the Gulf of Mexico is taking place. So, the fundamentals were there. Now, we need to see how the Sunset Review processes are, first of all, conducted, developed and I wouldn’t really speculate at this point on what the end result may be.

Ole Slorer - Morgan Stanley - Analyst
Okay. You mentioned — just finally, you mentioned the ability to take relationships that you have, let’s say Conoco, Phillips, Chevron, Texaco, that are global agreements, exclude the U.S., to bring these relationships into the U.S. But the U.S. market has historically been dominated by distributors. You broke that model internationally. Do you — what’s your strategy for the U.S. market? Do you intend to cut through these distributors and go directly to the end users, or what’s your plan?

Paolo Rocca - Tenaris - Chairman and CEO
Well, we plan to maintain and preserve the relation that we have with the distribution and combine this with the global accounts that we have. When we talk about Chevron, it seems logical for us. And it is the way, also, Maverick is working today in Canada. It will be logical for us to establish a direct relation, because this is a worldwide relation. We are committed to give service and products in all of the range, but basically we plan to preserve relation with distribution in serving the market.

Ole Slorer - Morgan Stanley - Analyst
Thank you very much.

Operator
Sir, your next question comes from the line of Serge Escude from UBM.

Serge Escude - UBM - Analyst
Yes. Good afternoon, everybody. A very quick question about your synergies. You are offering a significant premium over market price for Maverick. How did you calculate that offer? So, in other words, what are your assumptions in terms of synergies to come up to that price?
And I would like to know what we can expect in terms of margins for Maverick in the next two or three years after the integration with Tenaris, considering that you have an EBITDA margin of 17% around last year? Thank you.

Paolo Rocca - Tenaris - Chairman and CEO
Well, on the first point, we don’t see that the premium for Maverick, as I was saying, 24% over the last 90 days, we consider this a fair premium for Maverick operation. Maverick has underway a plan of expansion of its activity in different parts of the industrial system. Coil tubing capacity is almost doubling within this year. Heat treatment capacity is increasing in Colombia and in the U.S. Finishing capacity is also increasing in the U.S. and in Canada. And in the electrical conduit business, the relocation of the plant in Louisiana will give benefit to Maverick, I think, starting in the second part of the year.
So, first, I think the value of Maverick should respect the product and the strength of Maverick in itself. Second, you should consider how accretive this deal is for Tenaris. We are financing this with debt. And we consider that almost a very large part of this premium will be paid for just by the difference between the return expected on investment and the cost of the debt for us, considering deductions for — we will have in this — investing this leverage.
Then there are the synergies that we can build in the industrial commercial administrative relation with Maverick. I think there is very important synergies on the ground, as I mentioned before responding the first question, and also in the supply of steel. I think —

Final Transcript

Serge Escude - UBM - Analyst
Can you give some numbers, this [kind] of the deal, to help us to build up our model?

Paolo Rocca - Tenaris - Chairman and CEO
We would not mention a precise number today. Obviously for the, let’s say, the number for the accretive component of this, from our point of view we expect this to represent a substantial part of this premium. Then I will leave Carlos to comment on our estimate [that] actually we can get.
Now, on the rest, I think the — we would prefer not to indicate the value we have. At least we should also proceed and acquire a more deep knowledge of Maverick. We don’t have probably a very complete view of how this could turn out from the [inaudible] it will be a very interesting deal.

Serge Escude - UBM - Analyst
I understand. Well, if you say that part or a large part of the premium will be repaid by synergies between the two entities, is that what you said?

Paolo Rocca - Tenaris - Chairman and CEO
No, I said that, first of all, in my point of view the premium will be much more than repaid by the synergies that we will create, plus the accretion — the accretive component of the deal. In my conviction we could be — we should be able to create much more value that the premium we pay for Maverick.
Now, what I said is one component, which is the leverage component, is very substantial. I will leave Carlos to make a brief comment on this.

Carlos Condorelli - Tenaris - CFO
Okay. So, most of you have the numbers, because those are public numbers. But the only thing I will add is that we are leveraging the operation [in consumption] around 85 to 90% of the total consideration is going to be financed at an after-tax rate of something below 5%, 4.8%. So, it gives you the idea of which is the kind of business we are in.

Serge Escude - UBM - Analyst
Okay. Thank you very much for your explanations.

Paolo Rocca - Tenaris - Chairman and CEO
Thanks.

Operator
Sir, your next question comes from the line of Paul [Platt] from AG Edwards.

Paul Platt - AG Edwards - Analyst
Hi, good morning. Congratulations to both of the parties. Could you give me an idea of how long you’ve been contemplating this kind of transaction?

Final Transcript
And then, secondly, how the decision came about that you’d accept cash as opposed to something that may let Maverick’s shareholders benefit going forward from what is — looks like a very strong strategic fit?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Sure, Paul. What I can say is that the history of this transaction will be fully described in a proxy statement that should be filed with Maverick with the SEC within the next five to 10 days. And so, there will be a background section in that proxy statement that describes the facts leading up to this transaction.
With respect to the consideration or the form of the consideration, there was a negotiation between the parties that resulted in the form of the proposed transaction.

Paul Platt - AG Edwards - Analyst
Got you. Can you give us an idea of whether you were just negotiating with Tenaris or whether you considered combining with other entities?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Again, Paul, I’m going to have to refer you to the background section in the proxy statement that will provide that kind of background data. That should be available — as I said, we should file that with the SEC within the next 10 to 14 business days.

Paul Platt - AG Edwards - Analyst
Just a couple of quick follow ups on that. When do you expect the shareholder vote to be held and a closing to occur?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Well, the — as I say, we’ll file the draft proxy statement with the SEC. The timing of the shareholder vote will become — will be in part a function of how long it takes to get the proxy through the SEC, whether we get to view it or not.
The closing will depend — in addition to the SEC review it’ll depend on obtaining the requisite antitrust clearances in those jurisdictions in which we need regulatory approval in order to consummate the transaction. Our current expectation is that we should be able to close the transaction by the fourth quarter.

Paul Platt - AG Edwards - Analyst
Great. And then, just is there any drop-dead date? And then, lastly, if you would just highlight whether there is a break-up fee, and if you can disclose how much that break-up fee is?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Sure. The agreement, well, it should be filed with an 8-K sometime today. That does contain a December 31 drop-dead date.
What was your other question, Paul?

Paul Platt - AG Edwards - Analyst
Break-up fee?

Final Transcript

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Break-up fees, yes. In the event that Maverick’s Board accepts an unsolicited superior proposal, there would be a break-up fee of $72.5m plus $5m — up to $5m of expenses that Maverick would pay to Tenaris.
Now, there is in this transaction a reverse break-up fee. And in the event that the transaction does not close because of failure to obtain antitrust approval in one of those jurisdictions in which we need approval, Tenaris would pay Maverick a break-up fee of $30m.

Paul Platt - AG Edwards - Analyst
Great, congratulations.

Operator
Sir, your next question from the line of Bill [Brennan] from [Ronson] Capital.

Bill Brennan - Ronson Capital - Analyst
Yes, good afternoon. Thanks for answering the closing question. My other question is —

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Can you speak up just a bit? We’re having a hard time hearing you.

Bill Brennan - Ronson Capital - Analyst
I’m sorry. Can you hear me now?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Yes, that’s better, thank you.

Bill Brennan - Ronson Capital - Analyst
With regard to the Maverick convertible bonds, presumably they will now be convertible into Tenaris ADRs. Do you anticipate any problems with that transition, specifically with regard to the definition of public acquirer in the convertible indentures?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
I think in that respect you’re going to have to refer to the relevant documents, which would include the merger agreement and the other documents that would control the converts.

Bill Brennan - Ronson Capital - Analyst
Okay, but as far as you know that issue has not popped up at this point?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO

Final Transcript
Again, I suggest that you take a look at the relevant underlying documents.

Bill Brennan - Ronson Capital - Analyst
Alright, thanks a lot.

Operator
Sir, your next question comes from the line of Lucrecia Tam from Deutsche Bank.

Lucrecia Tam - Deutsche Bank - Analyst
Yes, good morning. Again, congratulations on the deal. I just have a follow-up question on the Maverick business itself. It has obviously a very large energy component, about 85% I calculate, and an industrial component. Does this industrial component fit with your industrial business and do you intend to keep it in that sense?

Paolo Rocca - Tenaris - Chairman and CEO
Well, I think that the industrial component in itself as a standalone business is interesting itself. We have to study more detail on this because, as you know also, Tenaris has around 75% of its business in energy. And after this operation with Maverick, we will be as high as 80% of our business will be focused on energy. But still we have 20% of our business that is focused on industrial business in which we may get competitive — in which we have competitive advantage. I think it’s something that we have to study carefully and to analyze over time. We have no immediate plan of taking any decision on this.

Lucrecia Tam - Deutsche Bank - Analyst
Okay, thank you.

Operator
Sir, your next question comes from the line of Gerry Farber from WPG.

Gerry Farber - WPG - Analyst
In terms of antitrust considerations, as far as market share and respective product lines and the like, what’s your perception in that regard?

Paolo Rocca - Tenaris - Chairman and CEO
Well, obviously we look forward to discuss with and to present our case to the Canadian authority and obtaining approval for the transaction. We don’t think there is really any issue — substantial issue here. Basically, the applications which we are focused are different; the market is a very large market. The North American market is integrated. So, we consider that there shouldn’t be any issue with the antitrust in Canada.

Gerry Farber - WPG - Analyst
Okay, and just a follow up. Is Maverick representative of the broad-based product line you’d be looking for in North America, or is this perhaps one of several possible product and strategic acquisitions in the product area and this is but one of a future portfolio?

Paolo Rocca - Tenaris - Chairman and CEO

Final Transcript
No, I didn’t get your question. Could you repeat please?

Gerry Farber - WPG - Analyst
Yes. In terms of the Maverick acquisition and the products you are acquiring, are there other possible product — related product categories that are of interest to you in terms of future acquisitions of building out a broader product portfolio?

Paolo Rocca - Tenaris - Chairman and CEO
I would not comment on this issue.

Gerry Farber - WPG - Analyst
Okay, thank you.

Operator
Sir, your next question comes from the line of Ian Lapey from Third Avenue Management.

Ian Lapey - Third Avenue Management - Analyst
Good morning, Bob. Congratulations on the transaction.

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Thank you.

Ian Lapey - Third Avenue Management - Analyst
Just one question, I think most of them were covered on the structure of the deal. Is there a material adverse change clause and, if so, could you specify what — if there are any specifics related to that?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
As is typical in this kind of transaction, there is a material adverse change clause. And, as I say, we’ll be filing the agreement later today with the Form 8-K, and so I suggest you take a look at that when it’s filed.

Ian Lapey - Third Avenue Management - Analyst
Okay. So, the $30m reverse break-up fee — that would apply to the antitrust or the [Mac] clause?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Yes, the $30m break-up fee applies in the event the transaction is not closed because of failure to obtain antitrust clearance and any scenarios [inaudible] not to close the transaction.

Ian Lapey - Third Avenue Management - Analyst

Final Transcript
Okay, great. Thank you very much.

Nigel Worsnop - Tenaris - IR
And if we don’t — do we have any more questions?

Paolo Rocca - Tenaris - Chairman and CEO
Okay, if there are no other questions, thank you —

Operator
You have a question from the line of Rochus Brauneiser from Kepler.

Rochus Brauneiser - Kepler Equities - Analyst
Good morning, gentlemen. I have a few follow-up questions, if I may. First of all, no — seeing that you have acquired a welded business in the U.S., what does this imply in terms of your seamless strategy for the entire Group, especially for the oil and gas and/or energy sector? What does that imply for your price and growth expectations in the two areas?
Can you also outline a bit how much of the Maverick energy business would fall under your definition, or under the Tenaris definition, of premium products? That would be my first two questions.

Paolo Rocca - Tenaris - Chairman and CEO
Well, first of all, I think we are very complementing — in this acquisition we are complementing our OCTG position with the oil country tubular goods position of Maverick, and also our line pipe position with the line pipe position of Maverick. In the end, we will have a broad range of products in both these areas. And the strategy of doing this is that the segment of low, let’s say, less complex application is actually growing in the U.S. even more than the very complex segments, at least in the last three years, because of the depletion of the fields.
So we feel that we cannot stay away, A, from the U.S., B, from this segment of product if we want to be number one in the world in the energy supply. So, in this sense, it fits perfectly well.
Now, Tenaris is also very much focused on the high end, highly specialized application and we will proceed in looking in ways for strengthening our position in the segment of complex high application, considering all internal investment growth and opportunities that could arise.
As far as the prices are concerned, I think the — we have seen a good reasonable price increase in the recent past, and I think that the market is strong enough to allow us to transfer to the market increasing costs if this would occur in some parts of the business, seamless or welded.
As far as the share of complex, let’s say, high segment of the market that has, let’s say, barrier to entry — high barrier to entry and that enjoy a strong competitive position, I would say that this is quite limited in Maverick production system. But, for sure, areas like the coil tubing or Texas Arai are areas in which I think the specific know-how, the application of the business and so on, are giving a very strong competitive position.
The same is true for some applications of heat treated material, in which I think there is not so much supply available for welded pipes. And there is a strong positioning with a specific client, [inaudible].

Rochus Brauneiser - Kepler Equities - Analyst

Final Transcript
Can I follow up on this — on your answer? You mentioned before your view on antitrust and how things might possibly change once you become a local producer in the U.S. Is there any way to ship pre-materials to the U.S. from other facilities, and which would change the definitions, if you do the finishing or heat treatment locally in the U.S., now from this new hub?
And, secondly, does this acquisition exclude that you’re not interested in having a local seamless capacity in the U.S.?

Paolo Rocca - Tenaris - Chairman and CEO
On the first point, I would say that the combined — the combination of Tenaris and Maverick will create a truly global Group. As such, I think that our positioning in discussing in the Trade Commission on any deals, the situation of the relation and the access to the market from different countries may change. We have nothing — no clear indication or no work done in this sense. There will be no change in — formally from the way the OCO, the International Trade Commission, will look at this subject. But I think that we will be in a different position in explaining our business and our need.
As I said before, basically we will complement our line of products in the U.S. We will never be a big importer. On the contrary, we plan to strengthen our production capacity in the U.S., but to complement this positioning with special products, our products that are coming from outside the United States.
On the second point, I would not comment.

Rochus Brauneiser - Kepler Equities - Analyst
What is the — final question. What is your current EBITDA margin level for the electrical conduit business?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
The electrical conduit business for Maverick is operating today at an EBITDA margin probably in the range of 20 to 25%.

Rochus Brauneiser - Kepler Equities - Analyst
Okay, fantastic. Thanks a lot.

Operator
Sir, your next question comes from the line of Michael LaMotte from JP Morgan.

Michael LaMotte - JP Morgan - Analyst
Thank you. Let me offer my congratulations as well. Most of the questions have been answered, just a follow up on the antitrust provisions, though, and the break up and drop-dead date stuff. Is the transaction set up as an all or nothing? If there are, for example, regulatory issues in Canada that would require a divestiture, would that bust the whole deal?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Yes. Really — I really would encourage you to take a look at the merger agreement that’s going to get filed later today.

Michael LaMotte - JP Morgan - Analyst
Okay. And then just a detailed question on the Oregon Steel agreement. Is there a change of control provision that would allow them to back out of that arrangement?

Final Transcript

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Again, I think that that’s an issue that will be addressed in the documents that are prepared, so —

Michael LaMotte - JP Morgan - Analyst
Okay. And then, lastly, has there been any discussion of what — Bob, what the management structure of Maverick is going to look like on a post-close basis?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
Not in any great detail. So I think that’s something that — unless Paolo wants to comment on that today, that’s something that will be evolved over the next few weeks and months.

Paolo Rocca - Tenaris - Chairman and CEO
Yes. I think we have to really understand deeply the structure, the organization and the human resource assets that Maverick has. We know a part of this and we know that Maverick has a very strong group of people and a very strong team. So we know that our operation in the U.S. will be substantially strengthened by the combination with Maverick. But the [extent], the organization and this, let’s say, more detailed issue will be left for the period that we have in front of us.

Michael LaMotte - JP Morgan - Analyst
I guess — and finally, strategically, given the different structure of the distribution business in the United States versus how you operate outside, if we think about assets and growth from the companies, is owning distribution something that would be of interest down the line, distribution in the U.S.?

Paolo Rocca - Tenaris - Chairman and CEO
We have no — I wouldn’t comment on this specific issue, because I made a comment previously. We will preserve the relation in the distribution and we will look into the different segments, but I will not comment on the issue of possible future [moving it].

Michael LaMotte - JP Morgan - Analyst
Okay, good. Well, thank you for your time and good luck with the regulatory issues. Look forward to hearing more in the future.

Operator
Sir, your next question comes from the line of Ricardo Cavanagh from Raymond James.

Ricardo Cavanagh - Raymond James Argentina - Analyst
Yes, hello everybody. My question would be concerning Maverick’s relative strength. We know Tenaris is a company that has been trying to differentiate itself by getting really to the high end of the seamless product market, and I was wondering which is the competitive edge that Maverick has within the U.S. market.

Final Transcript
And I think you’ve kind of gone through this question already, but at Tenaris you strive to — in a couple of years to get to around a 45% mix of high-end products. If you consider there is any room to make a substantial increase in the contribution of high-end products to Maverick’s sales mix?

Paolo Rocca - Tenaris - Chairman and CEO
Well, I think this will be left for the final definition of the positioning of the combined Group, the U.S. What I can tell you is that in the U.S. more than 3 — of the 5m tons of oil country tubular goods that are consumed annually in Canada and the U.S., more than 3.5m, I would say, are products that are used in relatively simple applications, which means well below the 3,000, 4,000, 5,000, [6], onshore [inaudible]. But this segment is growing almost more, I would say definitely more. We have a — the increase in the last three years that has been in the range of more than 100%, so this segment is growing very fast.
Now, there is a lot of work to be done there in time — of rig time and use of rig time, in designing of the supply chain for the entire — for this assisting and serving this facility. By this move we are getting right on the center of the supply chain that is supporting the energy system in the world, not only [the States]. But in the end the States represents almost 40% of the overall consumption of oil country tubular goods in the world.
So, we have to consider how to expand in the high and how to serve the high end of the market. But we also should consider that this world is expanding in all of these segments and there is a need of introducing innovation and changes in all of the chain, from the supply chain into application of the product, into the design of the product. We think that Tenaris could bring in a lot in this — from this point of view.

Ricardo Cavanagh - Raymond James Argentina - Analyst
Okay, thank you very much.

Operator
Sir, your next question comes from the line of [Scott Middleman] from [Jefferies Assets].

Scott Middleman - Jefferies Assets - Analyst
Is the merger condition on financing, and is there any South American regulatory authority which [must weigh in] on the merger?

Robert Bunch - Maverick Tube Corporation - Chairman and CEO
There is no financing condition in the merger agreement. We do believe that it is likely that we will file for competitive approval in Colombia. And I don’t know that we’ve determined at this point any other South American jurisdictions in which we might need to seek regulatory approval.

Scott Middleman - Jefferies Assets - Analyst
Alright, thank you.

Paolo Rocca - Tenaris - Chairman and CEO
Regarding financing, I’m sorry, we have no conditions to close the financing. We have secure financing for this deal.
Okay. Well, thank you very much to all of you. We are looking forward to proceed to the completion of the deal and then to start this new combined venture together with Maverick. Thank you very much to all of you.

Robert Bunch - Maverick Tube Corporation - Chairman and CEO

Final Transcript
Thanks for joining.

Operator
Ladies and gentlemen, this concludes the presentation. You may now disconnect. Have a good day.

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